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                                                                   EXHIBIT 10.79

                                   (GM LOGO)

                           NORTH AMERICAN OPERATIONS

                                DEALER BULLETIN

                                                                       NAO 94-11

DATE:     September 19, 1994

TO:       ALL GENERAL MOTORS DEALERS

SUBJECT: Policies for Changes in GM Dealership Ownership/Management (APPLIES TO ALL GENERAL MOTORS FRANCHISES,
          REGARDLESS OF DIVISION)


This NAO Dealer Bulletin introduces the booklet "Policies for Changes in GM Dealership Ownership/Management". These uniform policies are applicable whenever General Motors Divisions consider a proposal from a dealer for any change in dealership ownership or management, including dealership sellouts or the establishment of replacement dealerships. They were developed with input from Divisional dealer council groups.

By way of background, under the terms of the Dealer Sales and Service Agreements between General Motors and its Dealers, General Motors has the right, before entering into a contractual relationship with a proposed Dealer, to review the proposed representation and to approve the proposed change in ownership or management. Since the quality of the General Motors dealer network vitally affects customer satisfaction, sales performance, and public enthusiasm for General Motors products, as well as the reputation of the GM Dealers generally, the various General Motors Divisions have developed policies applicable to proposed changes in the ownership and/or management of dealerships. The policies set forth in the booklet are drawn from policies previously developed and applied by the Divisions. By clarifying, consolidating, and distributing in writing these policies, General Motors' objective is to improve the interested parties' understanding of these policies, to ensure compliance with these policies, and to enhance the efficient processing of proposed changes.

Any proposed change in the ownership or management at a GM dealership requires consideration and weighing of many factors. The importance of these factors varies, depending on many issues, including but not limited to the sales volume, capital required, and expense structure of the dealership opportunity under review. It is impossible to anticipate every issue that may arise when reviewing such proposed changes, and factors other than those contained in this NAO Bulletin may have a substantial impact on the outcome of GM's review of a proposal. Moreover, this bulletin addresses only the policies for a proposed change in ownership or management. Such proposals are often accompanied by other independent
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requests, i.e., a request for a relocation, a change in the GM dealer network or franchise alignment, or a change in facilities. These issues will be evaluated separately by the involved GM Division(s). There is no precise formula or abstract calculation which can be used to make the determination on each and every proposal, as the application of good business judgment is essential to the process. Of course, application of these policies will be consistent with any applicable laws, including state motor vehicle dealer laws.

We believe that publication of these policies will assist all GM dealers in proposing changes in the ownership/management of a dealership or in considering the sale of their businesses. Please be guided by these policies when addressing these issues. These policies will be provided, upon request, to any applicant for a General Motors Dealer Sales and Service Agreement. Please contact your Zone/Branch Office(s) if you have any questions about these policies.


                                       /S/ W.E. L. Powell
                                       -----------------------------------------
                                       W.E. L. Powell
                                       General Manager
                                       Dealer Network Investment and Development


Attachments
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                           GENERAL MOTORS CORPORATION

                                  Policies for
                Changes in GM Dealership Ownership / Management



                                 September 1994


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                                    PREAMBLE


Since the quality of the GM dealer network vitally affects sales performance, customer satisfaction and the acceptance of GM products, GM has developed policies applicable to all proposed changes in the ownership and/or management of existing GM dealerships. Under the terms of the Dealer Sales and Service Agreements between GM and its dealers, GM has the right, before entering into a contractual relationship with a proposed dealer, to approve or reject the resulting representation of GM, on behalf of itself and its customers. The various GM Divisions have historically developed various policies applicable to proposed changes in dealership ownership and/or management. The policy adopted in this Bulletin and set forth herein is drawn from standards previously developed and enforced at the GM Divisions. By adopting and announcing these policies uniformly, GM's objective is to increase the quality of its dealer network, and to protect and advance the reputation and representation of the GM dealer body and General Motors products as a whole.

Therefore, this Dealer Organization Bulletin contains written policies for the review of proposed changes in GM dealership ownership and/or management. These policies are to be effective immediately.

A proposed change in ownership or management at a GM dealership requires consideration and weighing of may factors. The weight and importance of these factors varies, depending upon many issues, including, but not limited to, the size and expense structure of the dealership opportunity under review. It is impossible to anticipate every issue that may arise in connection with the review of such proposed changes, and factors other than those contained in this Bulletin may have a substantial impact on the outcome of GM's review of a proposal. There is no precise formula or abstract calculation which can be used to make the determination; the application of business judgment is essential.

The policies set forth here should be applied uniformly and objectively to assist in the review of each proposed change in ownership and/or management. Appointment of a candidate who fails to meet any or all of these policies may harm GM's reputation and/or representation. Moreover, adherence to these policies is designed to advance the public interest by working to assure that GM customers receive quality and convenience in the sale and service of GM products.

This Bulletin addresses only the GM policies applicable to the proposed ownership and management structure of GM dealerships. Dealer ownership changes are often accompanied by independent requests for dealership relocation, or proposed new dualling arrangements or other network planning considerations. These requests should be evaluated separately in light of the applicable dealer network plan, and the policies in place at the GM Divisions involved with the proposal.

Of course, these policies must be applied consistent with any applicable motor vehicle dealer laws.


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                           GENERAL MOTORS CORPORATION


                                  Policies for
                 Changes in GM Dealership Ownership/Management



I.   POLICIES APPLICABLE TO ALL PROPOSED OWNERSHIP/MANAGEMENT CHANGES


                      A.    CAPITALIZATION/SOURCE OF FUNDS


MINIMUM INVESTMENT:

When considering a Dealer Change Proposal, the minimum investment amount required is calculated as follows:

                          Net Working Capital Standard

                                     -Plus-

                       Fixed and Other Assets (net value)

                                    -Equals-

                          Dealership Capital Required

The Net Working Capital Standard for the proposed dealership company is computed by the Business Management Contact Division and is set forth in the Capital Standard Addendum to the Dealer Sales and Service Agreement for all GM Vehicle Divisions.

If the current dealership operation is not meeting its Net Working Capital Standard, or its contractual obligations, or if market conditions so warrant, the capital standard for the proposed dealership company may significantly exceed the existing dealership's capital standard.

The standard will be computed for an individual dealer change by taking into consideration the following factors:

     1.   The Sales and Profit Forecast prepared by the incoming dealer;

     2. The opportunity available in the dealer's Area of Primary Responsibility and applicable divisional composite averages; or

     3.   Outgoing dealer's current standard, if outgoing dealer's operation is:

          i) satisfactorily performing its obligations under the Dealer Sales and Service Agreement, and

          ii) the incoming dealer's Dealer Sales and Profit Forecast does not reflect a material change from the current dealership operation.




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MINIMUM CAPITAL REQUIRED FOR DEALER OPERATOR:

To qualify to be newly named in Paragraph Third as a Dealer Operator, an individual must personally and directly own an unencumbered interest of at least 15% of the Dealership Capital Required or the Net Worth, whichever is greater.

UNENCUMBERED FUNDS:

It is a General Motors policy that the proposed owners of the dealership will make available sufficient unencumbered funds to enable the proposed dealership to meet 100% of the Net Working Capital Standard, and to provide the funds for fixed and other assets.

The exceptions to this policy, which may be considered by the Division, are:

A. In the event the applicant(s) do not have sufficient unencumbered funds to provide the total Dealership Capital Required, divisions may consider a proposal involving corporate borrowing as a portion of their investment, provided:

     1.   Borrowing may not exceed 42.5% of Dealership Capital Required;

     2. Total of borrowed capital and invested capital must equal Dealership Capital Required;

     3. Repayment obligations must be reasonable and in line with anticipated profit results from Sales and Profit Forecast; and

     4. Stock or ownership rights of dealer firm cannot be pledged or surrendered to obtain borrowed funds.

B.   Personal borrowing used to obtain investment funds:

     1. Must be secured by personal assets outside of investment in the dealership and be in an appropriate relationship to these assets. If the loan is unsecured it should not exceed 50% of the value of the applicant's assets outside the investment in the dealership;

     2. Repayment of principal and interest is reasonable and in line with applicant's resources including anticipated income from the dealership; and

     3. Dealership assets, ownership rights or stock may not be pledged or surrendered as a security for the loan.

C.   Qualified Long Term Debt:

     1.   Same general rules as corporate borrowing in A above; and

     2.   Meet terms described in Capital Standard Addendum.


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SALES AND PROFIT FORECAST:

A detailed Sales and Profit Forecast must be prepared in support of a proposal and should:

     1.   Be completed by the proposed Dealer Operator:

     2.   Be reasonable and attainable;

     3. Reflect any changes contemplated by the proposed Dealer Operator in the dealership operations; and

     4. Be returned to the Dealer Operator for revision if the Zone/Branch does not believe it has been completed in accordance with 1-3 above.

PRO FORMA BALANCE SHEET:

A specific pro forma balance sheet must be prepared in support of a proposal and should:

     1.   Be completed by the proposed Dealer Operator;

     2. Accurately reflect the "first day" condition of the operation's financial structure; and

     3. Reflect the Dealership Capital Required and meet the expected capital needs of the operation as contemplated by the Sales and Profit Forecast.


                     B.  PERSONAL BACKGROUND AND EXPERIENCE

Personal background requirements for dealer candidates are set forth in the Standard Provisions of the Dealer Sales and Service Agreement. The requirements are specified in Article 2. Dealer Operator.

A proposed GM Dealer Operator must have experience or educational background that demonstrates he/she:

     -    is competent in business

     -    is an effective manager

     -    has a caring attitude toward customers

     - has a successful record as a merchandiser of automotive products and services, or has otherwise demonstrated the ability to manage successfully a dealership.

The experience necessary may vary with the potential represented by a dealer location.


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Applicants for a Dealer Operator, successor Dealer Operator, financial investor or Executive Manager of a GM dealership must have established a personal and business reputation and background that will not negatively impact the reputation of the dealership company, or of GM or any of its Divisions.


                    C.   CRIMINAL OR CIVIL LEGAL PROCEEDINGS

Because the reputation of GM, its Divisions and the dealer network in general is dependent upon the personal qualifications of GM dealership owners and operators, GM has set the following policies relative to criminal or civil legal proceedings involving the proposed owners or management of a GM dealership. For purposes of this section, an ""Affiliated Business Entity" is any corporation, partnership or other business entity where a proposed Dealer Operator, successor Dealer Operator, financial investor or Executive Manager is or was a majority owner, officer or principal manager.

1. General Motors will not approved any proposed Dealer Operator, successor Dealer Operator, financial investor or Executive Manager who has been convicted in a court of original jurisdiction of any felony, or who has pending against him/her at the time of his/her application any charges or indictments that could result in a felony conviction. Exceptions to this policy may be considered only where the applicant has received a formal pardon and/or expungement.

2. General Motors will not approve any proposed Dealer Operator, successor Dealer Operator, financial investor or Executive Manager if an Affiliated Business Entity has committed any crime that resulted in a felony conviction against the Affiliated Business Entity, or a felony charge or indictment that remains pending at the time of the application. Exceptions to this policy may be considered only where the Affiliated Business Entity has received a formal pardon and/or expungement.

3. If a proposed Dealer Operator, successor Dealer Operator, financial investor, Executive Manager or Affiliated Business Entity (i) has been convicted or found guilty of a misdemeanor or an unfair or deceptive business practice, whether civil or criminal in nature, (ii) has entered into a settlement arising from such charges, or (iii) has pending against them at the time of the application such charges or allegations, General Motors will request an explanation from the applicant and will review other relevant matters, including but not limited to the fundings of any applicable state or federal authority. If the facts are such that GM or its Division(s) determine, in their sole business judgment, that the matter will not adversely affect the reputation of GM or its Divisions, or the relationship between GM and the proposed dealership company, then GM may elect to approve the applicant's proposal.

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                            D.  OTHER CONSIDERATIONS

When reviewing applications for a proposed Dealer Operator, successor Dealer Operator, financial investor or Executive Manager, General Motors Divisions will also give consideration to the following additional items:

     1.   CUSTOMER NEEDS

          The proposal must be responsive to the fundamental needs of GM customers, particularly their need for:

          -    Convenient and accessible location

          -    Adequately sized and structured facilities

          -    Prompt and effective service

          -    Promoting and preserving competition

     2.   DIVISIONAL NEEDS

          The following address certain specific needs at any particular dealership location and should be balanced against the unique qualifications of the proposed candidate(s) and these may include:

          -    Overall customer satisfaction

          -    Improve sales performance

          - Facility appearance that promotes and preserves the image of the Division

          -    Maintain or achieve access to desirable land and/or facilities

          -    Maintain uninterrupted representation



                              E. MISREPRESENTATION

The relationship between General Motors and its dealers requires full and complete disclosure in connection with a variety of matters. Therefore, any false, incorrect or misleading statement or omission, whether intentional or unintentional, in the information submitted to GM by a proposed Dealer Operator, successor Dealer Operator, or financial investor or Executive Manager in connection with an Application for a General Motors Corporation Dealer Sales and Service Agreement or any related application or proposal package materials shall be grounds for rejection of the application; or for termination of any subsequently executed Dealer Sales and Service Agreement.


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                     F. DEALER SALES AND SERVICE AGREEMENT

GM will not approve any proposed Dealer Operator, successor Dealer Operator, financial investor or Executive Manager unless the proposed dealership corporation can demonstrate it is presently able to fulfill all of the terms of, and meet all the requirements of, the then existing standard Dealer Sales and Service Agreement for GM and for its Division(s).


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II.  POLICIES FOR MULTIPLE DEALER INVESTORS / OPERATORS

The following policies apply to proposed changes in GM dealership ownership or management involving a Multiple Dealer Investor or Multiple Dealer Operator as defined below.


                                 A. DEFINITION

A Multiple Dealer Investor (MDI) is a person who holds, or is applying to hold, an ownership interest in more than one automotive dealership.

A Multiple Dealer Operator (MDO) is a person who has, or is applying to have, an ownership interest in more than one GM dealership and who is named, or is applying to be named, as Dealer Operator in more than one GM dealership.

                            B. NUMBER OF DEALERSHIPS

A MDI / MDO may hold a controlling interest or complete ownership in any reasonable number of dealerships as determined by General Motors.

                           C. MULTIPLE DEALER OPERATOR

A MDI may be named Dealer Operator at any of the dealerships where the MDI holds controlling interest. Execution of the Multiple Dealer Operator Addendum, including designation of a qualified Executive Manager, is required, however, at all but one of the dealerships where the person is designated as an MDO. Also, successor arrangements acceptable to the General Motors Divisions involved must be in place at each dealership where the MDO holds a controlling interest. "Controlling interest," means holding more than 50% of the record and beneficial ownership and/or voting control in Dealer.

A MDO must meet the selection criteria for all Dealer Operator applicants and must be in a position to meet or perform all of the operational and other terms set forth under the Dealer Sales and Service Agreement.

                         D. EXECUTIVE MANAGER CRITERIA

Executive Manager applications must be submitted for review as part of a Multiple Dealer Operator proposal.

Each Executive Manager must:

     1. Have and demonstrate sufficient experience and competence to meet all of the qualifications of a Dealer Operator as set forth herein and in the




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          Dealer Sales and Service Agreement and related documents other than the personal financial and dealership investment qualifications contained therein.

     2. Exercise full managerial authority and responsibility for the dealership operations on a day-to-day basis and recognize his/her responsibility to fulfill the conditions of any "Special Letter Agreement".

     3. Have permanent residency in the vicinity of the dealership location and devote full time to operating the GM dealership.

Any change in an Executive Manager must have the prior approval of each of the GM divisions involved. Such approval will be reflected by the execution of a new and superseding Multiple Dealer Operator Addendum.


                 E.   DEALER OPERATOR WITHOUT EXECUTIVE MANAGER

As mentioned, a MDO may be dealer operator without an Executive Manager at only one of the GM dealerships in which the MDO holds a controlling interest, provided the MDO lives in the vicinity of that dealership and has sufficient time to personally exercise full management control over the dealership operations on a day-to-day basis.


                            F.   SALES REQUIREMENTS

1. Each GM dealership where a MDI/MDO candidate is Dealer Operator, or has an ownership interest must have attained a year-end Retail Sales Index of 100 or higher for all such dealership operations.

2. For each dealership, and for substantial reasons in exceptional circumstances, exceptions may be considered if:

     a. Retail Sales Index(es) is at least 85, or, if applicable for that Division, Dealer is ranked in the top 60% of the contractual dealer comparison group; and

     b. The candidate provides a satisfactory business plan setting forth specific means to be implemented to improve retail sales index(es) to an effective level within two years; and/or

     C. A positive sustaining trend has been displayed in the dealership's Retail Sales Index(es).

Each dealership for any other manufacturer nameplates where a MDI/MDO candidate is the operator, or has an ownership interest, must be effectively performing its retail sales obligations.


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                            G. CUSTOMER SATISFACTION

1. Each GM dealership where a MDI/MDO candidate is Dealer Operator or has an ownership interest must have a customer satisfaction index (CSi) that is at or above its respective zone/branch average.

2. For each dealership, and for substantial reasons in exceptional circumstances, exceptions may be considered if:

     a. CSi is no lower than (i) 5 points below the applicable zone/branch average, or (ii) 3 points below national divisional 12 month averages; and

     b. A business plan for the dealership is provided to improve CSi to zone/branch average within two years; and/or

     c.   A positive sustaining trend has been displayed in the dealership's
          CSi.

Each dealership for all other manufacturer nameplates where a MDI/MDO candidate is the operator, or has an ownership interest, must be effectively performing its customer satisfaction obligations.

                         H. CAPITALIZATION REQUIREMENTS

Each GM Dealership in which the proposed MDI/MDO currently has an investment shall be in compliance with the net working capital standard established for the dealership. A proposed investor must also have sufficient unencumbered capital to make a personal and direct investment in the additional dealership without adversely affecting the capital structure of any GM Dealership in which the proposed investor already holds an interest.

                                I. PROFITABILITY

Proposed MDI/MDO's must have established a track record of operating financially successful dealership operations at any dealership where they have been responsible for such operations.

                       J. OTHER MDI / MDO CONSIDERATIONS

1. GM will also consider whether the current dealerships owned and controlled by the MDI/MDO are meeting their commitments and obligations to the Divisions presently represented by those dealerships. This requirement includes but is not limited to facility commitments, special letters, business plans and financial obligations.


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2.   Competitive Considerations:

     Locations of the automotive dealerships in which the proposed MDI and immediate family will hold an ownership interest, should be such that:

     -    Customers are afforded the benefits of competition between dealerships

     -    GM dealers will not be exposed to unfair competition




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                                   (GM LOGO)

                           NORTH AMERICAN OPERATIONS

                                DEALER BULLETIN

                                                                       NAO 96-04


DATE:     May 3, 1996

TO:       GENERAL MOTORS DEALERS/RETAILERS

SUBJECT: Policies for Changes in GM Dealership Ownership/Management (APPLIES TO ALL GENERAL MOTORS FRANCHISES,
          REGARDLESS OF DIVISION)



As you will recall on September 19, 1994, we forwarded you a booklet entitled "Policies for Changes in GM Dealership Ownership/Management".

Subsequently, during 1995 a new CSI survey process was introduced which utilizes a different numeric value for calculating scores. Also, the survey is divided into two parts "Purchase and Delivery Satisfaction Survey" and "Service Satisfaction Survey".

In view of these changes in the CSI Survey process, the customer satisfaction qualifications for an MDI/MDO candidate set forth in Section II G of the booklet referenced above must be changed to reflect the current process. Under the circumstances, attached is a new Section II G entitled "Customer Satisfaction" which reflects the changes in the process.

These changes do not impose any different standards than were previously required but are merely updates to reflect two separate rankings and revised numerical standards based on a 4.0 system. The previous system was based on a 100 point scale. Would you please insert this revised Section II G in the booklet forwarded to you on September 19, 1994.

Please contact your Zone/Branch office(s) if you have any questions about this revised policy.

                                   /s/ W.E. Powell

                                   W.E.L. Powell, General Manager
                                   Dealer Network Investment and Development


attachment

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G.  CUSTOMER SATISFACTION

1. Each GM dealership where an MDI/MDO candidate is Dealer Operator or has an ownership interest must be maintaining effective customer satisfaction levels as measured by Customer Satisfaction Information (CSI) surveys that are at or above its respective zone/branch average for the Overall Dealership Purchase/Delivery category and the Overall Dealership Service Visit category.

2. For each dealership, and for substantial reasons in exceptional circumstances, exceptions may be considered if:

     a. The score in each category described above is no lower than (i) 0.2 points below the applicable zone/branch average, or (ii) 0.12 points below national divisional 12 month averages; and

     b. A business plan for the dealership is provided to improve CSI results in the above categories to zone/branch average within two years; and/or

     c. A positive sustaining trend has been displayed in the dealership's CSI results in the above categories.

Each dealership for all other manufacturer nameplates where an MDI/MDO candidate is the operator, or has an ownership interest, must be effectively performing its customer satisfaction obligations.